Exhibit 99.1

Delek US Holdings Reports Second Quarter 2017 Results

•Closed Alon transaction on July 1 creating a Permian-focused diversified downstream energy company
•Focused on creating approximately $95.0 million of annual synergies

•	Ability to unlock value of increased logistics dropdown inventory

•	Financial flexibility with approximately $572 million of cash at June 30, 2017

BRENTWOOD, Tenn.-- August 2, 2017 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its second quarter ended June 30, 2017. Delek US reported a second quarter net loss of $(37.9) million, or $(0.61) per basic share, versus a net loss of $(7.0) million, or $(0.11) per basic share, for the quarter ended June 30, 2016. On an adjusted basis Delek US reported a net loss of $(25.0) million, or $(0.40) per basic share for the quarter ended June 30, 2017, compared to a net loss of $(5.1) million, or $(0.08) per basic share on an adjusted basis in the prior year period. Reconciliations of GAAP net loss to adjusted net loss are included in the financial tables attached to this release.

Both the reported and adjusted results in the second quarter 2017 included a pre-tax hedging loss of $31.7 million, or $0.31 per share after tax, related to a realized loss on a crude oil inventory hedging strategy associated with Delek US' supply and offtake agreement with J. Aron at the El Dorado, Arkansas refinery. The hedges were entered into in late 2014 in anticipation of the expiration of the supply and offtake agreement in the second quarter 2017. In the first quarter 2017, Delek US elected to extend the term of the supply and offtake agreement until April 2020.

On a year-over-year basis during the second quarter, lower results were driven by reduced performance in the refining segment. The benefits of a higher Gulf Coast 5-3-2 crack spread and lower RINs expense were offset primarily by the crude oil inventory hedging loss, an inventory valuation loss compared to a benefit in the prior year period and lower margins on residual products, including asphalt. The lower performance in refining was partially offset by improved performance in the logistics segment on a year-over-year basis.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "On July 1 we completed the Alon transaction, and I want to thank the employees of both companies for their efforts during the process. We are pleased with our progress toward integration and we are on track to achieve our goal of creating approximately $95 million of annual synergies in 2018. The combined company will be one of the largest buyers of crude in the Permian Basin and will have refining, logistics, marketing and retail assets in that area creating opportunities for future growth."

Yemin concluded, "We plan to move forward with unlocking the value associated with approximately $78 million of logistics EBITDA through future potential dropdowns to Delek Logistics. Our first dropdown of certain asphalt terminals is expected to occur in the second half of 2017. Also, Delek Logistics is well positioned to support the larger operations of the combined company. Based on the June 30 balance sheet for each company, the combined company had a projected capitalization of approximately $788.0 million cash and $600.0 million net debt. As we move forward with integration and evaluating growth opportunities, we remain focused on creating long-term shareholder value."

Alon Investment Update
On July 1, 2017, Delek US acquired all of the outstanding shares of Alon USA Energy, Inc. ("Alon") common stock which Delek US did not already own in an all-stock transaction. Delek US previously owned approximately 33.7 million shares of common stock of Alon. Under terms of the agreement, the owners of the remaining outstanding shares in Alon received a fixed exchange ratio of 0.504 Delek US shares for each share of Alon.

At June 30, 2017, Delek US owned approximately 47 percent of the outstanding stock of Alon, which was acquired in May 2015. The income from the equity investment in Alon was $0.4 million in the second quarter 2017 compared to a loss of $(10.4) million in the second quarter 2016. Delek's equity investment income from Alon was reduced by approximately $1.1 million for transaction costs that Alon incurred during the second quarter 2017.

Due to the timing of the completion of the acquisition on July 1, 2017, Alon will not file a Quarterly Report on Form 10-Q or issue a press release to announce quarterly results. Delek US furnished unaudited financial statements and supplemental financial data for Alon's second quarter performance on a Form 8-K filed August 2, 2017. At June 30, 2017 Alon had approximately $215.3 million of cash and $564.8 million of total debt.

Regular Quarterly Dividend
Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on August 23, 2017 will receive this cash dividend payable on September 13, 2017.

Liquidity
As of June 30, 2017, Delek US had a cash balance of $572.3 million and total consolidated debt of $822.5 million, resulting in net debt of $250.2 million. As of June 30, 2017, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $396.9 million of total debt and $4.9 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $567.4 million in cash and $425.6 million of debt, or a $141.8 million net cash position.

Refining Segment
Refining segment contribution margin was $(14.0) million in the second quarter 2017 compared to $40.0 million in the second quarter 2016. On a year-over-year basis, results benefited from a Gulf Coast 5-3-2 crack spread that increased to $10.86 per barrel for the second quarter 2017, compared to $9.80 per barrel for the same period in 2016. In addition, RINs expense related to renewable fuels blending obligations declined to approximately $5.5 million in the second quarter 2017, compared to $12.3 million in the prior year period.

However, a combination of factors more than offset a higher crack spread and lower RINs expense to reduce contribution margin on a year-over-year basis. First, results in the second quarter 2017 were reduced by approximately $31.7 million related to a realized loss on a crude oil inventory hedging strategy associated with the supply and offtake agreement with J. Aron at the El Dorado refinery. This loss was included in the second quarter 2017 net hedging loss of $29.5 million compared to a $17.4 million hedging loss in the prior year period. Second, there was a total inventory loss of $14.0 million in the second quarter 2017 compared to a benefit of $12.9 million in the prior year period with the lower of cost or market valuation primarily driving the change on a year-over-year basis. Finally, on a year-over-year basis lower margins on residual products, including asphalt, reduced performance at the El Dorado refinery.

The Midland WTI crude differential to Cushing WTI was an average discount of $0.83 per barrel in second quarter 2017 compared to an average discount of $0.18 per barrel in the second quarter 2016. In addition, contango in the oil futures market decreased to $0.54 per barrel in the second quarter 2017, compared to contango of $1.43 per barrel in the second quarter 2016. On a year-over-year basis, while the combination of the Midland discount and contango resulted in a reduced average crude oil price per barrel in the second quarter 2017, the benefit declined by $0.24 per barrel compared to the second quarter 2016. This decline in benefit on a year-over-year basis reduced margins at both refineries.

See the table below for a summary of certain information by refinery impacting our refining segment operations:

	Tyler, Texas		El Dorado, Arkansas
Refinery Operating Highlights	Three Months Ended June 30,		Three Months Ended June 30,
	2017	2016	2017	2016
Contribution Margin, $ in millions	$12.3	$30.8	$(26.3)	$7.2

Crude Throughput, bpd	73,101	69,911	74,342	73,556
Total Throughput, bpd	78,456	73,394	74,954	75,268
Total Sales Volume, bpd	79,404	74,398	76,826	80,173

Refining Margin, $/bbl sold	$5.07	$7.84	$(0.01)	$4.52
Adjusted Refining Margin, $/bbl sold (1)	$7.43	$6.83	$3.79	$6.08

Direct Operating Expense, $ in millions	$24.3	$22.3	$26.3	$25.7
Direct Operating Expense, $/bbl sold	$3.37	$3.29	$3.76	$3.52
(1) Reconciliations of refining margin and adjusted refining margin per barrel are included in the tables below.

Logistics Segment
Delek US and its affiliates beneficially own approximately 63.5 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the non-controlling interests are made on a consolidated basis.
On a year-over-year basis, segment contribution margin in the second quarter 2017 increased to $31.7 million compared to $30.0 million in the second quarter 2016. The wholesale marketing and terminalling performance led by a higher gross margin per barrel in west Texas was the primary factor offsetting the effect of lower volume in the SALA Gathering System and reduced performance from the Paline Pipeline on a year-over-year basis.

Second Quarter 2017 Results | Conference Call Information
Delek US will hold a conference call to discuss its second quarter 2017 results on Thursday, August 3, 2017 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 3, 2017 by dialing (855) 859-2056, passcode 56764628. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) second quarter earnings conference call that will be held on Thursday, August 3, 2017 at 8:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. As of July 1, 2017, Delek US Holdings, through its subsidiaries, owns 100 percent of the general partner and 81.6 percent of the limited partner interest in Alon USA Partners, LP (NYSE: ALDW), which owns the crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel and a renewable diesel facility in California.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding the integration of the combined companies following the Alon transaction, transition plans, synergies, opportunities, anticipated future performance and financial position, and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that any announcements relating to the integration could have adverse effects on the market price of Delek US' common stock; the risk that the transaction could have an adverse effect on the ability of Delek US and Alon to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks described under the caption “Risks Related to the Business of the Combined Company Following the Mergers” in the Form S-4 (Registration Statement No. 333-216298) filed by Delek Holdco, Inc. (now named Delek US Holdings, Inc.) which was declared effective by the SEC on May 26, 2017.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income (loss) and adjusted net income (loss) per share. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss and adjusted net income or loss per share should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss and adjusted net income or loss per share may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	June 30, 2017	December 31, 2016
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$572.3	$689.2
Accounts receivable	284.0	265.9
Accounts receivable from related party	4.0	0.1
Inventories, net of inventory valuation reserves	377.4	392.4
Other current assets	74.0	49.3
Total current assets	1,311.7	1,396.9
Property, plant and equipment:
Property, plant and equipment	1,619.1	1,587.6
Less: accumulated depreciation	(540.5)	(484.3)
Property, plant and equipment, net	1,078.6	1,103.3
Goodwill	12.2	12.2
Other intangibles, net	27.0	26.7
Equity method investments	357.3	360.0
Other non-current assets	89.7	80.7
Total assets	$2,876.5	$2,979.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$470.4	$494.6
Accounts payable to related party	3.8	1.8
Current portion of long-term debt	91.4	84.4
Obligation under Supply and Offtake Agreement	145.4	124.6
Accrued expenses and other current liabilities	164.8	229.8
Total current liabilities	875.8	935.2
Non-current liabilities:
Long-term debt, net of current portion	731.1	748.5
Environmental liabilities, net of current portion	5.8	6.2
Asset retirement obligations	5.4	5.2
Deferred tax liabilities	74.8	76.2
Other non-current liabilities	32.2	26.0
Total non-current liabilities	849.3	862.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 67,350,767 shares and 67,150,352 shares issued at June 30, 2017 and December 31, 2016, respectively	0.7	0.7
Additional paid-in capital	655.9	650.5
Accumulated other comprehensive loss	(1.3)	(20.8)
Treasury stock, 5,195,791 shares, at cost, as of both June 30, 2017 and December 31, 2016	(160.8)	(160.8)
Retained earnings	476.6	522.3
Non-controlling interest in subsidiaries	180.3	190.6
Total stockholders’ equity	1,151.4	1,182.5
Total liabilities and stockholders’ equity	$2,876.5	$2,979.8

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2017	2016	2017	2016
	(In millions, except share and per share data)
Net sales	$1,230.7	$1,147.3	$2,412.8	$2,033.4
Operating costs and expenses:
Cost of goods sold	1,157.8	1,025.3	2,193.5	1,841.1
Operating expenses	62.1	57.8	123.3	126.8
Insurance proceeds — business interruption	—	—	—	(42.4)
General and administrative expenses	27.5	23.6	54.0	52.6
Depreciation and amortization	29.5	29.3	58.5	57.6
Other operating expense, net	0.3	—	0.3	—
Total operating costs and expenses	1,277.2	1,136.0	2,429.6	2,035.7
Operating (loss) income	(46.5)	11.3	(16.8)	(2.3)
Interest expense	14.9	13.6	28.4	26.8
Interest income	(0.8)	(0.4)	(1.8)	(0.7)

(Income) loss from equity method investments	(1.5)	10.6	(4.6)	28.6
Other expense (income), net	0.1	(0.1)	0.1	0.5
Total non-operating expenses, net	12.7	23.7	22.1	55.2
Loss from continuing operations before income tax benefit	(59.2)	(12.4)	(38.9)	(57.5)
Income tax benefit	(27.0)	(9.9)	(22.0)	(33.5)
Loss from continuing operations	(32.2)	(2.5)	(16.9)	(24.0)
Discontinued operations:
Income (loss) from discontinued operations	—	2.8	—	(1.1)
Income tax expense (benefit)	—	0.9	—	(0.6)
Income (loss) from discontinued operations, net of tax	—	1.9	—	(0.5)
Net loss	(32.2)	(0.6)	(16.9)	(24.5)
Net income attributed to non-controlling interest	5.7	6.4	9.8	11.7
Net loss attributable to Delek	$(37.9)	$(7.0)	$(26.7)	$(36.2)

Basic loss per share:
Loss from continuing operations	$(0.61)	$(0.14)	$(0.43)	$(0.58)
Income (loss) from discontinued operations	$—	$0.03	$—	$(0.01)
Total basic loss per share	$(0.61)	$(0.11)	$(0.43)	$(0.59)

Diluted loss per share:
Loss from continuing operations	$(0.61)	$(0.14)	$(0.43)	$(0.58)
Income (loss) from discontinued operations	$—	$0.03	$—	$(0.01)
Total diluted loss per share	$(0.61)	$(0.11)	$(0.43)	$(0.59)
Weighted average common shares outstanding:
Basic	62,054,485	61,827,201	62,016,489	61,979,604
Diluted	62,054,485	61,827,201	62,016,489	61,979,604
Dividends declared per common share outstanding	$0.15	$0.15	$0.30	$0.30

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2017	2016
Cash Flow Data	(Unaudited)
Operating activities	$(36.3)	$156.6
Investing activities	(42.7)	(59.4)
Financing activities	(37.9)	(22.3)
Net (decrease) increase	$(116.9)	$74.9

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended June 30, 2017
	Refining	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,144.8	$87.1	$(1.2)	$1,230.7
Intercompany fees and sales	8.2	39.6	(47.8)	—
Operating costs and expenses:
Cost of goods sold	1,115.4	85.0	(42.6)	1,157.8
Operating expenses	51.6	10.0	0.5	62.1
Segment contribution margin	$(14.0)	$31.7	$(6.9)	10.8
General and administrative expenses				27.5
Depreciation and amortization				29.5
Operating loss				$(46.5)
Total assets	$1,949.6	$415.5	$511.4	$2,876.5
Capital spending (excluding business combinations)	$11.2	$2.1	$1.7	$15.0

	Three Months Ended June 30, 2016
	Refining	Logistics	Corporate, Other and Eliminations (4)	Consolidated
Net sales (excluding intercompany fees and sales)	$980.6	$75.5	$—	$1,056.1
Intercompany fees and sales (1)	97.1	36.3	(42.2)	91.2
Operating costs and expenses:
Cost of goods sold	988.1	73.1	(35.9)	1,025.3
Operating expenses	49.6	8.7	(0.5)	57.8
Segment contribution margin	$40.0	$30.0	$(5.8)	64.2
General and administrative expenses				23.6
Depreciation and amortization				29.3
Operating income				$11.3
Total assets (2)	$2,002.2	$381.8	$964.0	$3,348.0
Capital spending (excluding business combinations) (3)	$3.6	$0.8	$2.7	$7.1

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Six Months Ended June 30, 2017
	Refining	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,235.3	$180.0	$(2.5)	$2,412.8
Intercompany fees and sales	17.2	76.2	(93.4)	—
Operating costs and expenses:
Cost of goods sold	2,099.7	177.6	(83.8)	2,193.5
Operating expenses	102.4	20.3	0.6	123.3
Segment contribution margin	$50.4	$58.3	$(12.7)	$96.0
General and administrative expenses				54.0
Depreciation and amortization				58.5
Other operating income				0.3
Operating loss				$(16.8)

Capital spending (excluding business combinations)	$22.0	$4.9	$3.3	$30.2

	Six Months Ended June 30, 2016
	Refining	Logistics	Corporate, Other and Eliminations (4)	Consolidated
Net sales (excluding intercompany fees and sales)	$1,716.5	$143.2	$0.5	$1,860.2
Intercompany fees and sales (1)	188.5	72.7	(88.0)	173.2
Operating costs and expenses:
Cost of goods sold	1,776.0	139.9	(74.8)	1,841.1
Operating expenses	107.9	19.2	(0.3)	126.8
Insurance proceeds - business interruption	(42.4)	—	—	(42.4)
Segment contribution margin	$63.5	$56.8	$(12.4)	$107.9
General and administrative expenses				52.6
Depreciation and amortization				57.6
Operating loss				$(2.3)
Capital spending (excluding business combinations) (3)	$3.6	$1.9	$4.8	$10.3

(1)
Intercompany fees and sales for the refining segment include revenues from the Retail Entities of $91.2 million and $173.2 million during the three and six months ended June 30, 2016, the operations of which are reported in discontinued operations.

(2)	Assets held for sale of $468.3 million are included in the corporate, other and eliminations segment as of June 30, 2016.

(3)	Capital spending excludes capital spending associated with the Retail Entities of $2.6 million and $6.0 million during the three and six months ended June 30, 2016.

(4)
The corporate, other and eliminations segment operating results for the three and six months ended June 30, 2016 have been restated to reflect the reclassification of the Retail Entities to discontinued operations.

Refining Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Tyler Refinery	(Unaudited)		(Unaudited)
Days in period	91	91	181	182
Total sales volume (average barrels per day)(1)	79,404	74,398	71,906	73,358
Products manufactured (average barrels per day):
Gasoline	41,817	39,052	37,955	37,829
Diesel/Jet	30,810	28,457	27,767	28,150
Petrochemicals, LPG, NGLs	3,207	3,132	2,621	2,540
Other	1,678	1,717	1,613	1,600
Total production	77,512	72,358	69,956	70,119
Throughput (average barrels per day):
Crude oil	73,101	69,911	65,144	66,707
Other feedstocks	5,355	3,483	5,820	4,116
Total throughput	78,456	73,394	70,964	70,823
Per barrel of sales:
Tyler refining margin	$5.07	$7.84	$5.01	$6.41
Direct operating expenses	$3.37	$3.29	$3.75	$3.76

El Dorado Refinery
Days in period	91	91	181	182
Total sales volume (average barrels per day)(2)	76,826	80,173	80,190	79,864
Products manufactured (average barrels per day):
Gasoline	36,446	40,003	38,151	41,481
Diesel	27,396	27,296	26,744	27,034
Petrochemicals, LPG, NGLs	1,751	809	1,703	777
Asphalt	7,205	4,413	6,635	4,224
Other	1,014	939	1,001	915
Total production	73,812	73,460	74,234	74,431
Throughput (average barrels per day):
Crude oil	74,342	73,556	73,775	73,088
Other feedstocks	612	1,712	1,488	3,089
Total throughput	74,954	75,268	75,263	76,177
Per barrel of sales:
El Dorado refining margin	$(0.01)	$4.52	$5.97	$2.65
Direct operating expenses	$3.76	$3.52	$3.53	$3.76

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$48.32	$45.56	$50.12	$39.65
WTI — Midland crude oil (per barrel)	$47.28	$45.19	$49.48	$39.52
US Gulf Coast 5-3-2 crack spread (per barrel)	$10.86	$9.80	$10.68	$8.74
US Gulf Coast Unleaded Gasoline (per gallon)	$1.46	$1.38	$1.49	$1.21
Ultra low sulfur diesel (per gallon)	$1.47	$1.34	$1.52	$1.19
Natural gas (per MMBTU)	$3.05	$2.13	$3.02	$2.05

(1)
Total sales volume includes 743 and 842 bpd sold to the logistics segment during the three and six months ended June 30, 2017, respectively, and 785 and 1,070 bpd during the three and six months ended June 30, 2016, respectively. Total sales volume also includes sales of 1 and 5 bpd of intermediate and finished products to the El Dorado refinery during the three and six months ended June 30, 2017, respectively, and 797 and 516 bpd during the three and six months ended June 30, 2016, respectively. Total sales volume excludes 4,177 and 5,297 bpd of wholesale activity during the three and six months ended June 30, 2017, respectively, and 740 and 371 during the three and six months ended June 30, 2016, respectively.

(2)
Total sales volume includes 525 and 787 bpd of produced finished product sold to the Tyler refinery during the three and six months ended June 30, 2017, respectively. There were no produced finished products sold to the Tyler refinery during the three and six months ended June 30, 2016. Total sales volume excludes 19,219 and 18,880 bpd of wholesale activity during the three and six months ended June 30, 2017, respectively, and 20,450 and 22,585 bpd during the three and six months ended June 30, 2016, respectively.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (3)
$ in millions, except per share data
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Tyler (4)
Reported refining margin, $ per barrel	$5.07	$7.84	$5.01	$6.41
Adjustments:
Net inventory valuation loss (benefit)	1.44	(2.09)	0.21	(1.36)
Hedging (gain) loss	(0.09)	1.17	0.01	0.92
Other inventory loss (benefit)	1.01	(0.09)	1.24	0.19

Adjusted refining margin $/bbl	$7.43	$6.83	$6.47	$6.16

El Dorado (5)
Reported refining margin, $ per barrel	$(0.01)	$4.52	$5.97	$2.65
Adjustments:
Net inventory valuation loss	0.05	0.15	0.02	0.07
Hedging loss	4.32	1.30	2.08	0.88
Other inventory (benefit) loss	(0.57)	0.11	(0.55)	1.09
RIN waiver	—	—	(3.27)	—

Adjusted refining margin $/bbl	$3.79	$6.08	$4.25	$4.69

(3)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments, hedging (realized and unrealized) gains and losses, and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(4)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There was approximately $(10.4) million valuation loss and $14.2 million of valuation benefit in the second quarter 2017 and 2016, respectively. There was approximately $(2.7) million valuation loss and $18.1 million of valuation benefit in the six months ended June 30, 2017 and 2016, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.
Hedging effect - A total hedging gain of $0.7 million and loss of $(7.9) million was recognized in the second quarter 2017 and 2016, respectively. A total hedging loss of $(0.1) million and $(12.3) million was recognized in the six months ended June 30, 2017 and 2016, respectively.
Other inventory - A loss of $(7.3) million and a benefit of $0.6 million was recognized in the second quarter 2017 and 2016, respectively. A loss of $(16.2) million and $(2.6) million was recognized in the six months ended June 30, 2017 and 2016, respectively. These amounts consist of the inventory valuation effect versus market prices in the respective periods.

(5)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were $(0.3) million and $(1.1) million of valuation losses in the second quarter 2017 and 2016, respectively. There were approximately $(0.3) million and $(1.1) million of valuation losses in the six months ended June 30, 2017 and 2016, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.
Hedging effect - The total hedging loss of $(30.2) million and $(9.5) million was recognized in the second quarter 2017 and 2016, respectively. A total hedging loss of $(30.2) million and $(12.7) million was recognized in the six months ended June 30, 2017 and 2016, respectively.

Other inventory - A benefit of $4.0 million and $(0.8) million loss was recognized in the second quarter 2017 and 2016, respectively. A benefit of $8.0 million and a loss of $(15.9) million was recognized in the six months ended June 30, 2017 and 2016, respectively. These amounts consist of the inventory valuation effect versus market prices in the respective periods.
RIN waiver - In March 2017, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2016 calendar year. This waiver equated to a benefit of approximately $47.5 million recognized in the first quarter 2017.

Logistics Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	59,953	56,302	59,351	56,322
Refined products pipelines to Enterprise Systems	49,820	53,670	50,583	53,725
SALA Gathering System	15,957	18,288	16,242	18,645
East Texas Crude Logistics System	13,591	12,909	14,876	11,127
El Dorado Rail Offloading Rack	—	—	—	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(6)	77,878	70,188	70,677	68,301
West Texas marketing throughputs (average bpd)	13,422	12,594	13,942	13,482
West Texas marketing margin per barrel	$4.26	$2.13	$3.44	$1.00
Terminalling throughputs (average bpd)(7)	128,111	126,476	122,026	122,645

(6)	Excludes jet fuel and petroleum coke

(7)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Loss to Adjusted Net Loss	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Reported net loss attributable to Delek	$(37.9)	$(7.0)	$(26.7)	$(36.2)

Adjustments(8)
Net inventory valuation loss (gain)	10.7	(12.9)	3.0	(16.9)
Tax effect of inventory valuation	(3.8)	4.5	(1.1)	5.9
Net after tax inventory valuation loss (gain)	6.9	(8.4)	1.9	(11.0)

Business interruption proceeds	—	—	—	(42.4)
Tax effect of business interruption proceeds	—	—	—	14.9
Net after tax business interruption proceeds	—	—	—	(27.5)

Unrealized hedging loss	6.6	16.0	0.1	24.6
Tax effect of unrealized hedging	(2.2)	(5.7)	0.2	(8.6)
Net after tax unrealized hedging loss	4.4	10.3	0.3	16.0

Transaction related expenses	2.5	—	4.2	$—
Tax effect of transaction related expenses	(0.9)	—	(1.5)	$—
Net after tax transaction related expenses	1.6	—	2.7	$—

Total after tax adjustments	12.9	1.9	4.9	$(22.5)

Adjusted net loss	$(25.0)	$(5.1)	$(21.8)	$(58.7)

(8)
The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net loss in all periods.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Net Loss to Adjusted Net Loss	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Reported net loss per share attributable to Delek	$(0.61)	$(0.11)	$(0.43)	$(0.59)

Adjustments, after tax (per share)(8)
Net inventory valuation loss (gain)	0.11	(0.14)	0.03	(0.18)
Business interruption proceeds	—	—	—	(0.44)
Unrealized hedging loss	0.07	0.17	—	0.26
Transaction related expenses	0.03	—	0.04	—

Total adjustments	0.21	0.03	0.07	(0.36)

Adjusted net loss per share	$(0.40)	$(0.08)	$(0.36)	$(0.95)

U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366